Exhibit 10.1

Executive Officer 2019 Bonuses Earned

Name	Total Bonus Earned
Chris Olivier	$414,814.04
Kori Belzer	$208,632.17
James Segreto	$181,838.97
Steve Adolph	$20,600.00
Gerry Marrone	$250,401.25
Husam Mufti	$141,234.15